As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AZTAR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0636534
(State of Incorporation)	(I.R.S. Employer Identification No.)

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(Address of Principal Executive Offices including Zip Code)

2004 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Nelson W. Armstrong, Jr.

Vice President, Administration and Secretary

Aztar Corporation

2390 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 381-4100

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Amount of Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	4,000,000	$34.78	$139,120,000	$16,374.42

(1)	Covers (a) 4,000,000 shares available for issuance under the 2004 Employee Stock Option and Incentive Plan (the “Plan”) which was approved by the shareholders of the registrant on May 13, 2004 and (b) the Rights to purchase shares of our Series A Junior Participating Preferred Stock which are attached to and trade with the shares of our common stock. The Plan authorizes the issuance of a maximum of 4,000,000 shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions set forth in the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated for purposes of calculating the registration fee only. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported on the New York Stock Exchange for the Company’s Common Stock on December 16, 2004, which was $34.78.

(3)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: 0.00011770 of $139,120,000, the Maximum Amount of Aggregate Offering Price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Company hereby incorporates the following documents by reference filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the year ended January 1, 2004

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2004, July 1, 2004 and September 30, 2004

(c)	The Company’s Current Reports on Form 8-K filed May 25, 2004, June 3, 2004, August 23, 2004, October 4, 2004, October 6, 2004, November 23, 2004 and December 10, 2004

(d)	The description of Aztar’s common stock, par value $0.01 per share, contained in its Registration Statement No. 001-12092 on Form 8-A filed with the Commission on June 15, 1993, as amended pursuant to Form 8-A/A on July 8, 1993, and as further amended pursuant to Form 8-A filed with the Commission on December 15, 1999.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Aztar is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made if such person is adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in this Item 20 or in defense of any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorney’s fees) which he or she actually and reasonably incurred in connection therewith.

Both the Aztar By-Laws and the Aztar Certificate of Incorporation require us to indemnify each of our directors and officers to the fullest extent permitted by law, subject to certain exceptions, in connection with any actual or threatened action or proceeding arising out of his or her service to us or to other organizations at our request. As permitted by Section 102(b)(7) of the DGCL, the Aztar Certificate of Incorporation also contains a provision eliminating the personal liability of a director to Aztar Corporation or our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4	2004 Employee Stock Option and Incentive Plan. Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement for The Annual Meeting of Share Owners To Be Held Thursday, May 13, 2004, Registration No. 001-12092.

*5	Opinion of Latham & Watkins regarding the legality of the Common Stock being registered.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Consent of Latham & Watkins (included in Exhibit 5).

*24	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 20th day of December, 2004.

AZTAR CORPORATION

By:	/s/ NELSON W. ARMSTRONG, JR.
Nelson W. Armstrong, Jr.
Vice President, Administration and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul E. Rubeli and Robert M. Haddock, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ PAUL E. RUBELI Paul E. Rubeli	Chairman of the Board of Directors; Chief Executive Officer; Director	December 20, 2004

/s/ ROBERT M. HADDOCK Robert M. Haddock	President and Chief Financial Officer; Director	December 20, 2004

/s/ MERIDITH P. SIPEK Meridith P. Sipek	Controller	December 20, 2004

/s/ JOHN B. BOHLE John B. Bohle	Director	December 20, 2004

/s/ FRANK J. BRADY Frank J. Brady	Director	December 20, 2004

/s/ GORDON M. BURNS Gordon M. Burns	Director	December 20, 2004

/s/ LINDA C. FAISS Linda C. Faiss	Director	December 20, 2004

/s/ JOHN A. SPENCER John A. Spencer	Director	December 20, 2004

Exhibit Index

Exhibit No.	Description

4	2004 Employee Stock Option and Incentive Plan. Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement for The Annual Meeting of Share Owners To Be Held Thursday, May 13, 2004, Registration No. 001-12092.

*5	Opinion of Latham & Watkins regarding the legality of the Common Stock being registered.

*23.1	Consent of Independent Registered Public Accounting Firm.

*23.2	Consent of Latham & Watkins (included in Exhibit 5).

*24	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith